Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TransAct Technologies Incorporated on Form S-3 of our report dated March 12, 2021, with respect to our audit of the consolidated financial statements of TransAct Technologies Incorporated as of December 31, 2020 and for the year then ended, appearing in the Annual Report on Form 10-K of TransAct Technologies Incorporated for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is incorporated by reference in this Registration Statement.

/s/ Marcum llp

Marcum llp

Hartford, CT

August 11, 2021